As filed with the Securities and Exchange Commission on November 9, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kraft Foods Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Virginia	36-3083135
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Three Lakes Drive Northfield, Illinois	60093-2753
(Address of Principal Executive Offices)	(Zip Code)

KRAFT FOODS GROUP, INC.

MANAGEMENT STOCK PURCHASE PLAN

(Full Title of the Plan)

Kim K. W. Rucker

Executive Vice President, Corporate & Legal Affairs, General Counsel and Corporate Secretary

Kraft Foods Group, Inc.

Three Lakes Drive

Northfield, Illinois 60093

(Name and Address of Agent for Service)

(847) 646-2000

(Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, no par value	5,000,000	$44.61	$223,050,000	$30,424.02

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares of common stock as may become issuable by reason of stock dividends, stock splits or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act pursuant to Rules 457(c) and 457(h), based upon the average of the high and low prices of the common stock of Kraft Foods Group, Inc. reported on the NASDAQ Stock Market on November 5, 2012.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which Kraft Foods Group, Inc. has filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a)	our Registration Statement on Form 10-12B (Registration No. 001-35491) initially filed with the Commission on April 2, 2012, as amended (the “Form 10”);

(b)	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012;

(c)	our Current Reports on Form 8-K filed on August 31, 2012, September 14, 2012, September 24, 2012, October 2, 2012 and November 2, 2012; and

(d)	the description of our capital stock provided under the heading “Description of Our Capital Stock” in the information statement attached as Exhibit 99.1 to the Form 10, together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents that we may file in the future pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this Registration Statement. We will deem all of these documents to be a part of this Registration Statement from the respective dates of filing these documents.

We further regard any statement contained in a document that is incorporated by reference in this Registration Statement to be modified or superseded if this Registration Statement, or some other subsequently filed document that is also incorporated by reference in this Registration Statement, modifies or supersedes the statement. If this occurs, we regard the statement to be incorporated in this Registration Statement by reference only in the statement’s modified or superseded form.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

As permitted by Virginia law, our Amended and Restated Articles of Incorporation provide that no director or officer shall be liable to us or our shareholders for monetary damages arising out of any transaction, occurrence or other course of conduct, except for liability resulting from willful misconduct or a knowing violation of criminal law or of any federal or state securities laws.

Our Amended and Restated Articles of Incorporation require us to indemnify any director or officer who was or is a party to a proceeding due to his or her status as our director or officer unless he or she engaged in willful misconduct or a knowing violation of criminal law. The Commission has informed us that, in its opinion, a provision for indemnification of liabilities incurred under the Securities Act of 1933 conflicts with public policy and is unenforceable.

We have obtained policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers.

We have entered into indemnification agreements with our directors and officers who also serve as directors. These agreements contain provisions that may require us, among other things, to indemnify these directors and officers against certain liabilities that may arise because of their status or service as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Amended and Restated Articles of Incorporation of Kraft Foods Group, Inc. (incorporated by reference to Exhibit 3.1 to the Form 10 filed with the Commission on July 17, 2012).

4.2	Amended and Restated By-Laws of Kraft Foods Group, Inc. (incorporated by reference to Exhibit 3.2 to the Form 10 filed with the Commission on July 17, 2012).

4.3	Kraft Foods Group, Inc. Management Stock Purchase Plan.

5.1	Opinion of Hunton & Williams LLP.

23.1	Consent of Hunton & Williams LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northfield, State of Illinois, on November 9, 2012.

KRAFT FOODS GROUP, INC.

By:	/s/ Kim K. W. Rucker
Kim K. W. Rucker
Executive Vice President, Corporate & Legal Affairs, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* W. Anthony Vernon	Chief Executive Officer and Director (Principal Executive Officer and Director)	November 9, 2012

* Timothy R. McLevish	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 9, 2012

* James Kehoe	Senior Vice President, Corporate Finance (Principal Accounting Officer)	November 9, 2012

* John T. Cahill	Executive Chairman	November 9, 2012

* Abelardo E. Bru	Director	November 9, 2012

* L. Kevin Cox	Director	November 9, 2012

* Myra M. Hart	Director	November 9, 2012

* Peter B. Henry	Director	November 9, 2012

* Jeanne P. Jackson	Director	November 9, 2012

* Terry J. Lundgren	Director	November 9, 2012

* Mackey J. McDonald	Director	November 9, 2012

* John C. Pope	Director	November 9, 2012

* E. Follin Smith	Director	November 9, 2012

/s/ Kim K. W. Rucker Kim K. W. Rucker	As Attorney-In-Fact for the individuals noted above with an asterisk.	November 9, 2012

EXHIBIT INDEX

4.1	Amended and Restated Articles of Incorporation of Kraft Foods Group, Inc. (incorporated by reference to Exhibit 3.1 to the Form 10 filed with the Commission on July 17, 2012).

4.2	Amended and Restated By-Laws of Kraft Foods Group, Inc. (incorporated by reference to Exhibit 3.2 to the Form 10 filed with the Commission on July 17, 2012).

4.3	Kraft Foods Group, Inc. Management Stock Purchase Plan.

5.1	Opinion of Hunton & Williams LLP.

23.1	Consent of Hunton & Williams LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney.